EMPLOYMENT AGREEMENT
between
FORTINET UK LIMITED, READING (UK), DIETLIKON BRANCH, RIEDMÜHLESTRASSE 8, 8305 DIETLIKON, SWITZERLAND
(“Employer”)
and
MR. PATRICE PERCHE
(“Employee”)
1.    Function and tasks
1.1    The Employer hereby employs the Employee and the Employee accepts employment as Senior Executive Vice President, Worldwide Sales & Support.
1.2    The Employee shall report to the CEO, currently Ken Xie, or to another person designated by the Employer.
1.3    The Employee is authorized to use occasionally an office at his home in the Canton Vaud, Switzerland. It is however understood that the above mentioned position of the Employee includes a high level of travel activities and customer visits. The Employer is not providing the Employee with any relocation allowance. Fortinet may consider opening an office in the Canton Vaud at some point in the future in which case the Employer reserves the right to relocate the Employee to such location.
1.4    This Agreement is contingent upon the issuance of the legally required work and residence permits authorizing the Employee to work for the Employer in Switzerland. This Agreement automatically lapses if the Employee no longer has the right to work for the Employer in Switzerland. The Employee shall provide the Employer with a copy of his Swiss work and residence permit immediately upon signing of this Agreement as well as upon receipt of any new work and residence permit.
2.    Remuneration
2.1    Salary
Effective 1 January, 2018, the Employee shall receive an annual gross base salary of CHF 495,268 payable in 12 equal installments each of which shall be paid at the latest on the last day of a calendar month to a Swiss bank account designated by the Employee. Any and all overtime shall be compensated by this remuneration (cf. Section 6.2 below).
2.2    Variable Pay
In addition to the fixed regular salary in accordance with paragraph 2.1 above and if the conditions for the granting arc fulfilled, the Employee shall be entitled to variable pay targeted at CHF 495,268 annually, with the amount and issuance of such variable pay to be based on the structure generally applicable to executives, currently expected to be a target quarterly payout of 20% for quarters 1-3 and 40% for quarter 4, paid monthly in the form of a draw in an amount equal to 6.66% of the annual variable target for months 1-9 and 13.33% of the annual variable target for months 10-12, with a quarterly true up following the end of each quarter after the Employer’s quarterly target attainment has been determined. Additional details of the quarterly target attainment payout thresholds are set forth in the Senior Management Incentive Bonus Program document which has been provided to the Employee, which may be adjusted by the Board of Directors from time to time. To the extent permitted by law, the Employer shall be free at any time to change the Employee’s compensation, whether salary, variable pay, or otherwise, and benefits in the sole and absolute discretion of the Employer.
2.3    Deductions; Stock Vesting
The salary and variable payments are gross payments. The Employee’s contributions for social security insurances such as ‘‘AHV”, “JV”, “EO”, “ALV” and/or for non-occupational accident insurance and/or for the pension plan maintained by the Employer as well as applicable source taxes, if any, shall be deducted from the payments made to the Employee, in accordance with applicable laws and/or regulations.
The Employee will continue to vest, in accordance with the Company’s standard vesting schedule, the stock which has been granted to him during his employment with the Company as long as he remains an active employee of the Company, subject in full to the terms of Fortinet’s stock plan and the relevant stock agreement and to the terms in the Release Agreement entered into concurrently with this Agreement.
2.4    Further payments
In addition to the on-target earnings as described in Sections 2.1 and 2.2 above, the Employer shall pay to the Employee a monthly health allowance in the amount of CHF 1,816.25 gross. Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, it being understood that even repeated payments without the reservation of their voluntary nature shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future. The Employer shall not owe or pay to the Employee any education or housing allowance whatsoever.
2.5    Repayment obligation
Should the Employee have received any payment in excess of his actual entitlement, the Employee shall, upon the Employer’s first request, pay back such excessive amount to the Employer. Payments that the Employer, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.
3.    Expenses/Employer Car
3.1    The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary business travel expenses in accordance with the applicable Employer guidelines as in force from time to time. The Employee shall submit such expense vouchers monthly.

3.2    The Employer shall pay a monthly car allowance in the amount of CHF 1,537.50 gross on the condition that the Employee maintains and uses his private car for company purposes in compliance with the Employer’s car rules as in force from time to time.
3.3    Employer’s guidelines and Employer’s car rules are not at parties’ disposal. Should these rules not respect the guidelines of the tax authorities regarding the salary, part of the amount.
4.    Pension Fund
The Employee shall be covered by the Employer’s pension fund under the regulations as in force from time to lime. The Employer and the Employee shall pay the contributions in accordance with the applicable regulations.
5.    Sickness
5.1    If the Employee is prevented from work due 10 sickness or accident, he shall inform the Employer without delay and shall submit a medical certificate within three work days. In case the Employee is prevented from work for a longer period of time than stated in the medical certificate, the Employee shall so inform the Employer and shall, at the Employer’s request, submit another medical certificate.
5.2    The Employer shall, at any time, be entitled to demand a physical exam by a doctor appointed by the Employer. The Employee releases such doctor a well as his own doctor from their secrecy obligations to the extent this is required for the assessment of the Employer’s rights and obligations.
6.    Working Hours/Vacations
6.1    The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him and further agrees that he shall devote at least 40 hours per week to service on behalf of the Employer. The Employee agrees to perform overtime work if necessary to properly fulfill his employment duties.
6.2    Any overtime work is compensated by the remuneration envisaged in this Agreement. There shall be neither an additional financial compensation nor compensation by free time.
6.3    The Employee shall be entitled to 25 days of paid vacations per calendar year.
7.    Duties of Loyalty and Confidentiality
7.1    The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer’s interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of shares or other stocks up to 5% of equity capital or 5% of voting rights exclusively for investment purposes, 10 the extent those investments do not create any conflict of interest such as may be the case with investments in competitors’ equity. The acquisition of shares or other stocks in listed or non-listed companies that maintain business relationships with the Employer or that compete with the Employer must in any case be approved in advance and in writing by the Chief Executive Officer of the Employer, with a copy of such approval promptly provided by the Employee to the Senior Vice President of Human Resources to include in the Employee’s personnel file. The Membership in the board of directors or supervisory board of other companies shall also require the prior written approval of the Employer.
7.2    The Employee shall during the period of employment with the Employer and at all times thereafter, strictly keep secret and only use for the benefit of the Employer any and all confidential information, in particular information concerning contractual arrangements, customers, distributors, resellers, pricing, strategies, employee qualifications and skillsets, products, product strategies, deals, transactions or any other affairs of the Employer or its affiliates as well as their respective employees, business partners and officers and will not use any such information for his own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know as an employee of the Employer.
7.3    Upon termination of this Agreement, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer and its affiliates in his possession or open to his access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, as well as any objects belonging to the Employer or to an affiliate of the Employer. Any retention right is excluded.
7.4    During the term of this Agreement as well as for a period of 1 (one) year after the termination of his employment relationship, the Employee shall not, directly or indirectly, entice away or solicit any employees of the Employer or offer them a job or have them offered a job or to try to do any of these activities. Upon each violation of his obligations under this Section 7.4, the Employee shall pay to the Employer a contractual penalty in the amount equal to the remuneration received by the Employee during the last six months of the existence of this Agreement. Payment of the contractual penalty does not relieve the Employee from his obligations under this Section 7.4, and the Employer shall be free to pursue other additional available remedies.
7.5    During the term of this Agreement as well as for a period of 12 (twelve) months after the termination of his employment relationship, the Employee shall neither, directly or indirectly, entice away nor solicit nor try to entice away, interfere with, sell into on behalf of a competitor, or to solicit any customers, distributor, reseller, other partner (or representatives of such organizations) of the Employer for whom the Employee was active or with whom the Employee was in contact at any time and in any way during the last 24 (twenty four) months prior to the effective termination of his activity for the Employer (hereinafter, all such customers, distributors, resellers, or other partners (or representative of such organizations) shall be referred to as the “Customer”). During the tern, of this Agreement as well as for a period of 12 (twelve) months after the termination of his employment relationship, the Employee shall neither directly nor indirectly act on behalf of a Customer, for example as an employee, consultant, agent, corporate body or employee of a third party, nor submit an offer for such an activity. Upon each violation of his obligations under this Section 7.5 the Employee shall pay to the Employer a contractual penalty in an amount equal to the remuneration received by the Employee during the last six months of the existence of this Agreement. Payment of the contractual penalty does not relieve the Employee from observing his obligations under this Section 7.5, and the Employer shall be free to pursue other additional available remedies.
8.    Intellectual Property Rights
8.1    All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights, trade secret rights and chip rights as well as any rights in know how ensuing from any work performed by the Employee during the term of his employment (hereinafter the “Intellectual Property Rights”), shall exclusively vest in the Employer. The Employee may not, without the Employer’s written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of a third party, or register the results of his work.
8.2    Insofar as any Intellectual Property Rights should not vest in the Employer by operation of law or based on Section 8.1 above, the Employee covenants that he will transfer and, insofar as possible, hereby transfers 10 the Employer such rights. The Employer may however renounce such transfer or transfer back to the Employee any Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Employer a perpetual, transferable, royalty-free license to use and exploit the Intellectual Property Rights in any way the Employer sees fit.
8.3    The Employee acknowledges that his salary includes reasonable compensation for the loss of Intellectual Property Rights.
8.4    The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.
9.    Non-Competition
In view of the fact that the Employee in the course of his employment as a senior executive will acquire knowledge of the Employer’s trade secrets, business secrets, sales, product, and manufacturing secrets and/or will have insight into the Employer’s partner and customer base, and except with the express prior written consent of the CEO of Fortinet, Inc. the Employee undertakes not to, directly or indirectly, perform any activity competing with the Employer during the term of this Agreement as well as for a period of 12 (twelve) months after the term of this Agreement. After the termination of this Agreement the non-compete covenant shall be limited to apply to all of Europe, Middle East and Africa (EMEA).
In particular, the Employee agrees:
•not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer or its affiliated companies or renders services similar to those rendered by the Employer or its affiliated companies;
•not to accept any part or full time employment in such a company or to act as a consultant or representative or in any other form for such a company;

•not to directly or indirectly establish or operate such a company.

The Employee understands that a violation of the obligations under this Section 9 might cause serious damage to the Employer. Upon any breach of his obligations under this Section 9, the Employee shall pay to the Employer an amount equal to the remuneration received by the Employee during the last six months of the existence of this Agreement. The payment of the contractual penalty does not relieve the Employee from his non-

compete obligations, and the Employer shall be free to pursue other additional available remedies. The Employer’s right to claim damages exceeding the amount of contractual penalty is expressly reserved. In any event the Employer shall also be entitled to seek judicial enforcement of the Employee’s obligations.
10.    Indemnification
The Employee acknowledges that his activity under this Agreement could trigger tax consequences for him and the Employer (e.g. personal income taxes or social security contributions). The Employee acknowledges and affirms that he is a sophisticated individual who understands the obligations to which he is agreeing to in this Agreement and he confirms that he has been advised by his own legal counsel in this matter. The Employee acknowledges and agrees that he is responsible to ensure he meets the requirements for full compliance with all tax and social security laws, and the Employee releases the Employer and its affiliates from, any such requirements and obligations and any and all costs and damages related thereto. The Employee further agrees to refrain from any and all activities which would create a permanent establishment of the Employer, Fortinet, Inc. or any of its affiliated entities in any jurisdiction of the world without Fortinet, Inc.’s prior written approval. For the avoidance of doubt, this shall not apply to permanent establishments that already exists prior to the Employee’s activities such as, in particular, the Employer’s branch office in Dietlikon. The Employee agrees to indemnify, defend and hold harmless in full the Employer, Fortinet, Inc. and its affiliated entities from any liabilities, damages, penalties, attorneys’ fees, costs or other expenses that may arise from the Employee’s breach of any of the obligations in this paragraph or from any tax consequences adverse to the Employer, Fortinet, Inc. or any of its affiliated entities arising from this Agreement and/or the employment relationship contemplated thereby and/or any previous employment relationship with the Employer or any of its affiliates. This Agreement does not release the Employee from any of the tax indemnification provisions in the employment agreement with his former employer, FORTINET Middle East, which is organized under the laws of TELCOM Free Zone Authority as a Dubai branch of Fortinet International, Inc. (a Cayman company) (“FORTINET Middle East, Dubai”), which indemnification shall survive indefinitely the termination of the employment agreement with his former employer, FORTINET Middle East, Dubai.
11.    Data Protection
The Employee agrees that the Employer may process personal data concerning him to the extent such data relates to his suitability for the employment or is necessary to perform the employment relationship. The Employee agrees that the Employer can transfer personal data to affiliated companies outside of Switzerland, in particular to Fortinet, Inc. in the United States of America.
12.    Duration and Termination
12.1    This Agreement shall be retroactively effective as of January 1, 2016 and last for an indefinite period of lime. The Employee’s start date with the group of July 1, 2005 shall be the relevant date to calculate the Employee’s seniority.
12.2    This Agreement may be terminated by either party by respecting a notice period of three months with effect to the end of a calendar month.

12.3    This Agreement terminates without notice at the end of the month on which the Employee reaches the ordinary retirement age under Swiss social security law (AHV/AVS).
12.4    The Employer has at any time the right to relieve the Employee from his obligation to work. Any income that the Employee receives from any activity during such release period shall be deducted from his salary and other entitlement. The Employee shall compensate any vacation during such release period and shall not engage in any competing activity.
13.    Miscellaneous
13.1    Unless explicitly stated differently herein, this Agreement replaces all prior understandings and/or contracts between the parties. For the avoidance of doubt, the Proprietary Information and Inventions Agreement between the Employee and Fortinet, Inc. shall, however, remain in full force and effect and the Employee agrees to comply with its terms. The Employee acknowledges and agrees (also in favor of other Fortinet entities) that any previous employment relationship with any other Fortinet entity has been terminated.
13.2    Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination which does not require a particular form.
13.3    Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties’ intention when agreeing on the invalid provision(s),
14.    Acknowledgment
14.1    The Employee hereby acknowledges and agrees that (1) at all times he shall conduct himself in an ethical manner and shall lead to set, and be responsible to ensure, the proper “tone at the top” around the importance of ethical practices and (2) he has been informed and understands the following policies:
(a)    Code of Business Conduct and Ethics;
(b)    Financial Information Integrity Policy;
(c)    Insider Trading Policy;
(d)    Gifts, Entertainment and Travel Policy; and
(e)    International Handbook
and Employee undertakes and agrees to comply strictly to the terms and conditions of these policies and any and all other policies of the Employer, as they will be in force at the relevant time throughout the term of this Agreement. The Employee understands that the Employer will rely on the Employee’s quarterly sales certification, and the Employee agrees to take seriously his quarterly sales certification and to ensure that, at all times, such certifications, as submitted by the Employee on a quarterly basis, are entirely accurate, complete and not misleading. In addition, the Employee understands and agrees it is essential that he take proper steps and takes ownership to ensure his full team complies at all times with all of the policies of Fortinet, Inc.
15.    Applicable Law
This Agreement shall be governed by Swiss law.

The Employee

Dated:	January 24, 2018	/s/ Patrice Perche
Patrice Perche

The Employer

FORTINET UK LIMITED, READING (UK), Dietlikon Branch

Dated:	January 24, 2018	/s/ John Whittle
Authorized Signatory as per the Commercial Register

		Name:	John Whittle
		Title:	Vice President, General Counsel